EXHIBIT 4.26

LOAN AND SECURITY AGREEMENT

Dated as of August 15, 2003

between

KENTUCKY UTILITIES COMPANY

and

FIDELIA CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS
	1.1	General Terms
	1.2	Accounting Terms
	1.3	Others Terms Defined in the Code
	1.4	Computation of Time Periods
	1.5	Headings and References

2.	TERM LOANS

	2.1	Loans
	2.2	Request for Purchase
	2.3	Interest
	2.4	Notes
	2.5	Closings
	2.6	Payments
	2.7	Term of This Agreement

3.	CONDITIONS OF ADVANCES

	3.1	Documents
	3.2	No Default
	3.3	Reaffirmation of Representations and Warranties

4.	COLLATERAL

	4.1	Security Interest
	4.2	Appointment of the Lender as the Borrower’s Attorney-in-Fact
	4.3	Preservation of Collateral and Perfection of Security Interests
	4.4	Reasonable Care
	4.5	Termination of Security Interest and Liens

5.	REPRESENTATIONS AND WARRANTIES

	5.1	Existence
	5.2	Authority
	5.3	Binding Effect
	5.4	Financial Statements
	5.5	Collateral
	5.6	Chief Executive Office Jurisdiction of Incorporation
	5.7	Other Corporate Names
	5.8	Margin Security
	5.9	Survival of Warranties
	5.10	Compliance with Laws and Regulations

6.	COVENANTS

	6.1	Financial Statements; Notices; Reports
	6.2	Books, Records and Inspections
	6.3	Conduct of Business

7.	EVENTS OF DEFAULT, RIGHTS AND REMEDIES OF LENDER

	7.1	Events of Default

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	7.2	Rights and Remedies Generally
	7.3	Waiver of Demand
	7.4	Marshalling; Payments Set Aside

8.	SUBORDINATION

	8.1	Agreement to Subordinate
	8.2	Administration of Collateral
	8.3	Delivery of Proceeds of Collateral
	8.4	Agreement Not to Contest
	8.5	Release of Collateral
	8.6	Release of Security Interest
	8.7	Obligations under this Agreement Not Affected
	8.8	Bankruptcy
	8.9	Third Party Beneficiary

9.	MISCELLANEOUS

	9.1	Amendments and Waivers
	9.2	Severability
	9.3	Notices
	9.4	Counterparts
	9.5	Prior Agreements
	9.6	Successors and Assigns
	9.7	CHOICE OF LAW

EXHIBITS
EXHIBIT A	—	Form of Note

ii

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of August 15, 2003 (this “Agreement”), is made between KENTUCKY UTILITIES COMPANY, a Kentucky and Virginia corporation, as borrower (the “Borrower”), and FIDELIA CORPORATION, a Delaware corporation, as lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender provide the Borrower with term loans;

WHEREAS, to induce the Lender to make such term loans available to the Borrower, the Borrower has agreed to secure its obligations to the Lender by granting the Lender a security interest in, and lien upon, the Collateral (as defined herein); and

WHEREAS, the Lender is willing to make such term loans available to the Borrower  upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Borrower and the Lender agree as follows:

1.                                      DEFINITIONS.

1.1          General Terms.  When used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate”, with respect to any Person, means another Person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, (ii) that directly or beneficially owns or holds 5% or more of any class of the voting stock of such Person or (iii) 5% or more of the voting stock (or in the case of a Person that is not a corporation, 5% or more of the equity interest) of which is owned directly or beneficially or held by such Person.

“Agreement” has the meaning set forth in the preamble.

“Authorized Officer” means at any time an individual whose signature has been certified to the Lender on behalf of the Borrower by a certificate now or hereafter executed on behalf of the Borrower and delivered to the Lender and whose authority has not been revoked prior to such time.

“Bond Trustee” means U.S. Bank National Association, as successor trustee under the First Mortgage Bond Indenture, or any successor trustee thereunder.

“Borrower” has the meaning set forth in the preamble.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Louisville, Kentucky and Wilmington, Delaware.

“Code” means the Uniform Commercial Code of the Commonwealth of Kentucky as in effect on the Closing Date.

“Collateral” has the meaning set forth in Section 4.1.

“Default” means any event that, with lapse of time or notice or lapse of time and notice, will constitute an Event of Default if it continues uncured.

“Dollars” and the “$” each means lawful money of the United States of America.

“Equipment” has the meaning set forth in the Code and includes, without limitation, any and all of the Borrower’s now owned or hereafter acquired machinery, equipment, furniture, furnishings and all tangible personal property similar to any of the foregoing (other than Inventory), together with all improvements, accessions and appurtenances thereto and any proceeds of any of the foregoing, including insurance proceeds and condemnation awards, excluding, however, any Equipment which is not subject to a Lien now or at any time hereafter pursuant to the First Mortgage Bond Indenture.

“Event of Default” means the occurrence or existence of any one of more of the events described in Section 7.1.

“First Mortgage Bond Indenture” means the Indenture of Trust dated as of May 1, 1947 from the Borrower to the Bond Trustee, and any and all supplemental indentures thereof, as further amended and supplemented from time to time.

“GAAP” means generally accepted accounting principles, as in effect in the United States from time to time.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Lender” has the meaning set forth in the preamble.

“Liabilities” means all of the Borrower’s liabilities, obligations, and indebtedness to the Lender for monetary amounts, whether now or hereafter owing, arising, due or payable under this Agreement and the Notes howsoever evidenced, created, incurred, acquired, or owing.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, collateral deposit arrangement, security interest, encumbrance for the payment of money, lien (statutory or other), preference, right of setoff, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, or the interest of a lessor under a capital lease.

“Loan” has the meaning set forth in Section 2.1.

 “Material Adverse Effect” means a material adverse effect upon (i) the business, assets,  properties or condition (financial or otherwise), or results of operations of the Borrower, or (ii) upon the ability of the Borrower to perform or cause to be performed any of its obligations under this Agreement or the rights or remedies of the Lender under this Agreement.

“Note” has the meaning set forth in Section 2.4.

“Permitted Lien” means Liens created under or in connection with the First Mortgage Bond Indenture and Liens permitted by the First Mortgage Bond Indenture.

“Person” means any natural person, firm, enterprise, institution, corporation, association, partnership, trust, unincorporated organization, sole proprietorship, joint venture, limited liability company or Governmental Authority.

1.2          Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined in this Agreement have the meanings customarily given them in accordance with GAAP.

1.3          Others Terms Defined in the Code.  All other terms contained in this Agreement (and which are not otherwise specifically defined in the Agreement) have the meanings provided by the Code to the extent the same are used or defined in the Code.

1.4          Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the words “from” or “commencing on” means “from and including” and the words “to,” “through,” “ending on” and “until” each mean “to but excluding.”

1.5          Headings and References.  Section and other headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Agreement.  Any Section or clause references are to this Agreement, unless otherwise specified.  References in this Agreement or any other agreement include this Agreement and other agreements as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the provisions hereof or thereof.  A reference to any law, statute or regulation shall mean that law, statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor law, statute or regulation.

2.                                      TERM LOANS.

2.1          Loans.  The Lender, at its discretion, may make available to the Borrower term loans (the “Loans”) from time to time pursuant to this Agreement, upon telephonic or written communication of a borrowing request from the Borrower as provided in Section 2.2.

2.2          Request for Loans.  The Borrower may from time to time make requests for Loans (each such request being a “Borrowing Notice”) hereunder.  Each Borrowing Notice shall (i) specify the principal amount of the Loan requested, (ii) specify the final maturity not to be less than one year from the Borrowing Date, (iii) specify the proposed date for the borrowing of the Loan (the “Borrowing Date”), (iv) specify whether the Loan shall bear interest at a fixed rate or a floating rate, (v) specify the dates on which interest is to be paid, and (vi) specify the number of the account and the name and address of the depository institution to which the proceeds of the Loan are to be transferred on the Borrowing Date.  Each Borrowing Notice may be given telephonically or in writing.  Each such request for a Loan is subject to acceptance by the Lender, in its sole discretion.

2.3          Interest.

(A)          Interest Rate.  The interest rate payable by the Borrower on any Loan shall be set at such interest rate as the Borrower and the Lender shall agree, but in no event greater than the lowest of (i) the effective cost of capital of E.ON AG, (ii) the effective cost of capital of the Lender and (iii) the Borrower’s effective cost of capital determined by reference to the effective cost of a direct borrowing by the Borrower from a nonassociate for a comparable term loan that could be entered into at such time.  Such interest rate may be determined as a fixed interest rate or a floating rate, as specified by the Borrower in the Borrowing Notice.

(B)          Interest Payments.  Accrued but unpaid interest on each Loan is payable in arrears on dates agreed to by the Borrower and the Lender as specified in the Borrowing Notice and upon payment in full of such Loan.  Interest on the Loans is computed on the basis of a 360-day year consisting of twelve 30-day months.

(C)          Highest Lawful Rate.  In no contingency or event whatsoever will interest charged on the Loans, however, such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction, in a final determination, deems applicable to the Loans. In the event that such a court determines that the Lender has received interest under the Loans in excess of the highest rate applicable to the Loans, any such excess interest collected by the Lender is deemed to have been a repayment of principal and will be so applied.

2.4          Notes.  On each Borrowing Date, the Borrower shall issue to the Lender a promissory note (the “Notes”) in a principal amount equal to the principal amount of the Loan to be made on such Borrowing Date; to bear interest on the unpaid balance thereof from the date thereof at the rate per annum as determined in accordance with Section 2.3(A); and to be substantially in the form of Exhibit A attached hereto.  The term “Notes” as used herein shall include each Note delivered pursuant to this Agreement and each Note delivered in substitution or exchange for any such Note.

2.5          Closings.  Not later than 11:30 A.M. (New York City local time) on the Borrowing Date for any Loan, the Borrower will deliver to the Lender at the offices of the Lender, a Note dated the Borrowing Date, evidencing the Loan to be made on such Borrowing Date, against payment of the Loan proceeds by transfer of immediately available funds for credit to the Borrower’s account specified in the Borrowing Notice.

2.6          Payments.

(A)          Place of Payments.  The Borrower will make each payment under this Agreement and under the Notes not later than 2:00 p.m. (New York time) on the day when due to the Lender at its address set forth in Section 9.3 in immediately available funds.  The Borrower’s obligations to the Lender with respect to such payments will be discharged by making such payments to the Lender under this Section 2.6.

(B)          Timing of Payments.  If any payment of any interest or fees owing under this Agreement falls due on a day that is not a Business Day, then such due date is extended to the next following Business Day.

(C)          Optional Prepayments.  On any interest payment date, and with at least three business day’s prior written notice, the Borrower shall be entitled to prepay any amount of the loan outstanding, provided such payment is not less than $1,000,000 and, provided further, the Borrower shall pay a prepayment charge equal to the present value of the difference between (i) the interest payable provided in this loan agreement and (ii) the interest payable at the prevailing interest rate at the time of prepayment, for the period from the date of prepayment through the final maturity date,  which difference, if negative, shall be deemed to be zero. The present value will be determined using the prevailing interest rate at the time of the prepayment as the discount rate.

2.7          Term of This Agreement.  This Agreement shall remain in full force and effect until the second Business Day after the Borrower or the Lender gives notice to the other party hereto stating that it elects to terminate this Agreement.  Notwithstanding the termination of this Agreement, until all of the Loans under this Agreement have been paid in full and all financing arrangements between the Borrower and the Lender under this Agreement have been terminated, all of the Lender’s rights and remedies under this Agreement survive and the Lender is entitled to retain its security interest in and to all existing and future Collateral.

3.                                      CONDITIONS OF ADVANCES.

Notwithstanding any other provisions contained in this Agreement to the contrary, the making of each Loan provided for in this Agreement is conditioned upon the following:

3.1          Documents.  The Lender has received all of the following (or the delivery of such has been waived), each duly executed, in form and substance satisfactory to the Lender, and delivered on or prior to the applicable Borrowing Date:

(i)                                     This Agreement, duly executed by the Borrower.

(ii)                                  The Note, evidencing such Loan, duly executed by the Borrower.

(iii)                               UCC-1 financing statements listing the Borrower as debtor, and the Lender, as secured party, covering the Collateral.

(iv)                              Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals, if any, with respect to this Agreement and the Notes.

(v)                                 A signature authorization certificate for the Borrower.

(vi)                              Such other documents as the Lender may reasonably request.

3.2          No Default.  No Default or Event of Default has occurred and is continuing.

3.3          Reaffirmation of Representations and Warranties ..  The representations and warranties contained in Section 5 are true and correct in all material aspects on and as of the Borrowing Date.

4.                                      COLLATERAL.

4.1          Security Interest.  To secure payment of the Liabilities and performance of its obligations under this Agreement and the Notes, the Borrower grants, mortgages, hypothecates and pledges to the Lender a continuing lien upon and security interest in all of the Borrower’s right, title and interest in the Collateral, wherever located, whether now or hereafter existing, owned, licensed, leased (to the extent of the Borrower’s leasehold interest in such property), consigned (to the extent of the Borrower’s ownership interest in such property), arising or acquired, subject, however, in all respects to the provisions of Section 8.  The “Collateral” shall consist of:  (i) the Equipment; (ii) all insurance proceeds of or relating thereto, (iii) all of the Borrower’s books and records relating to any of the foregoing; and (iv) all accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing.

4.2          Appointment of the Lender as the Borrower’s Attorney-in-Fact.  The Borrower irrevocably designates, makes, constitutes and appoints the Lender (and all persons designated by the Lender) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Lender, in the Borrower’s or the Lender’s name, upon the occurrence and during the continuation of an Event of Default, with respect to any item of Collateral or the proceeds of such Collateral, to do all acts and things which are necessary, in the Lender’s sole discretion, to fulfill the Borrower’s obligations under this Agreement.

4.3          Preservation of Collateral and Perfection of Security Interests.  The Borrower will execute and deliver, or cause to be executed and delivered, to the Lender at any time or times after the date of this Agreement at the request of the Lender, all (i) financing statements or (ii) other documents (and, in each case, pay the cost of filing or recording the same in all public offices deemed necessary by the Lender), as the Lender may request, in a form satisfactory to the Lender, to perfect and keep perfected the security interest, and preserve the priority of such security interest, in the Collateral granted by the Borrower to the Lender or to otherwise protect and preserve the Collateral and the Lender’s security interest in the Collateral.  Should the Borrower fail to do so, the Lender is authorized to sign any such financing statements as the Borrower’s agent.  The Borrower further agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

4.4          Reasonable Care.  The Lender is deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower requests in writing, but the Lender’s failure to comply with any such request will not of itself be deemed a failure to exercise reasonable care.

4.5          Termination of Security Interest and Liens. The Lender’s security interest and other liens in, on and to the Collateral terminates when all the Liabilities have been paid in full and this Agreement has been terminated, at which time the Lender will reassign and redeliver (or cause to be reassigned and redelivered) to the Borrower, or to such Person as the Borrower designates, against receipt, such of the Collateral (if any) assigned by the Borrower to the Lender (or otherwise held by the Lender) as has not been sold or otherwise applied by the Lender under the terms of this Agreement and is still held by it under this Agreement, together with appropriate instruments of reassignment and release.  Any such reassignment is without recourse upon or representation or warranty by the Lender and will be at the Borrower’s cost and expense.

5.                                      REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants that as of the date of this Agreement and as of each Borrowing Date.

5.1          Existence.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and the Commonwealth of Virginia and is duly qualified as a foreign entity and is in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure so to qualify or to be in good standing would not have a Material Adverse Effect.

5.2          Authority.  The execution and delivery by the Borrower of this Agreement and the Notes and the performance of the Borrower’s obligations under this Agreement and the Notes:  (i) are within the Borrower’s corporate powers; (ii) are duly authorized by the Borrower’s board of directors or other governing body; (iii) are not in contravention of the terms of the Borrower’s certificate of incorporation or bylaws or of any material indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its property is bound; (iv) does not require any consent, registration or approval of any Governmental Authority, which has not been obtained; (v) does not contravene any material contractual or governmental restriction binding upon the Borrower; and (vi) will not, except as contemplated in this Agreement, result in the imposition of any Lien, claim or encumbrance upon any property of the Borrower under any existing material indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which it or its property may be bound or affected.

5.3          Binding Effect.  This Agreement and the Notes are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms.

5.4          Financial Statements.  The financial statements of the Borrower filed with the Securities and Exchange Commission since December 31, 2001 are in accordance with the books and records of the Borrower and fairly present the financial condition of the Borrower at the dates of such financial statements and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements were prepared in conformity with GAAP (other than the absence of notes to such financial statements).

5.5          Collateral.  Except for Permitted Liens and as otherwise provided in Section 8.5, all of the Collateral is and will continue to be owned by the Borrower free and clear of all Liens, claims and encumbrances.

5.6          Chief Executive Office Jurisdiction of Incorporation.  As of the date hereof, the principal place of business and chief executive office of the Borrower is located at 1 Quality Street, Lexington, Kentucky 40507 and the Borrower has been duly incorporated in the Commonwealth of Kentucky and the Commonwealth of Virginia.

5.7          Other Corporate Names. The Borrower has not used any other corporate or fictitious names in the past five years.

5.8          Margin Security.  The Borrower owns no margin security and none of the proceeds of the Loans advanced under this Agreement will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.9          Survival of Warranties.  All representations contained in this Agreement survive the execution and delivery of this Agreement.

5.10        Compliance with Laws and Regulations.  The execution and delivery by the Borrower of this Agreement and the performance of the Borrower’s obligations under this Agreement and the Notes are not in contravention of any laws.  The Borrower is in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business, operations and the assets of the Borrower, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, except for laws, orders, regulations and ordinances the violation of which are not likely to have a Material Adverse Effect.

6.                                      COVENANTS.

The Borrower covenants and agrees that, so long as any of the Liabilities remain outstanding:

6.1          Financial Statements; Notices; Reports.  The Borrower will keep, in all material respects, proper books of record and account in which entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP consistently applied.  The Borrower will furnish to the Lender:

(A)          SEC Reports.  Copies of annual reports and quarterly reports filed by the Borrower with the Securities and Exchange Commission on Forms 10-K and 10-Q, within 20 Business Days of the date of filing of such report;

(B)          Default Notices.  As soon as practicable (but in any event not more than two Business Days after any Authorized Officer of the Borrower obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to a Default or an Event of Default), notice of any and all Defaults or Events of Default;

(C)          Notice of Change of Name.  Notice in writing to the Lender, as soon as practicable and in any event within five days after the occurrence of any change in the name, address or jurisdiction of incorporation of the Borrower or the location of the books and records of the Borrower; and

(D)          Other Information.  With reasonable promptness, such other business or financial data as the Lender may reasonably request.

The Lender will take reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with Section 6.2 (and any other information provided to the Lender under this Agreement), confidential, provided that the Lender may communicate such information (i) in accordance with the Borrower’s written authorization, (ii) to any regulatory authority having jurisdiction over the Lender, (iii) to any other Person in connection with the exercise of the Lender’s rights under this Agreement, (iv) to any Person in any litigation in which the Lender is a party or (v) to any other Person if the Lender believes in its sole discretion that disclosure is necessary in connection with any legal process or informal investigative demand, whether issued by a court, judicial or administrative or legislative body or committee or other governmental authority.  Notwithstanding the foregoing, information will not be deemed to be confidential to the extent such information (a) is available in the public domain, (b) becomes available in the public domain other than as a result of unauthorized disclosure by the Lender or (c) is acquired from a Person not known by the Lender to be in breach of an obligation of secrecy to the Borrower.

6.2          Books, Records and Inspections.  The Lender, or any agent or employee designated by the Lender in writing, has the right, from time to time after the date of this Agreement, to call at the Borrower’s place or places of business (or any other place where the Collateral or any information relating to the Collateral is kept or located) during reasonable business hours and, without unreasonable hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower’s business or to any transactions between the parties thereto, (ii) to make such verification concerning the Collateral as the Lender may consider reasonable under the circumstances and (iii) to discuss the affairs, finances and business of the Borrower with any officers, employees or directors of the Borrower.

6.3          Conduct of Business.  Except as contemplated in this Agreement, the Borrower will (i) maintain its existence, (ii) continue in, and limit its operations to, the same general lines of business as that presently conducted by it or other businesses reasonably related thereto and (iii) comply with all laws, orders, regulations and ordinances of any federal, foreign, state or local governmental authority, except for such laws, orders, regulations and ordinances the violation of which has no reasonable likelihood of having a Material Adverse Effect.

7.                                      EVENTS OF DEFAULT, RIGHTS AND REMEDIES OF LENDER.

7.1          Events of Default.  If any one or more of the following events (“Events of Default”) occurs:

(A)          the Borrower fails to pay any of the principal of or interest on the Loans, or any Commitment Fees or other amounts due hereunder, within 10 Business Days after such amounts are due (whether by scheduled maturity, acceleration or otherwise);

(B)          the Borrower fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in this Agreement;

(C)          any warranty or representation now or hereafter made by the Borrower under this Agreement is untrue or incorrect in any material respect when made;

(D)          a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against the Borrower, the Borrower makes an assignment for the benefit of creditors or the Borrower takes any requisite action to authorize any of the foregoing and, in the case of an involuntary proceeding filed against the Borrower, such proceeding is not discharged or dismissed within 30 days;

(E)           the Borrower voluntarily or involuntarily dissolves or is dissolved;

(F)           the Borrower becomes insolvent or fails generally to pay its debts as they become due;

(G)          the Lender shall cease to have a valid, perfected security interest in all or any material portion of the Collateral; or

(H)          E.ON AG shall cease to own, directly or indirectly, at least 80% of the voting capital stock of the Borrower;

then the Lender, upon notice to the Borrower, may declare the Loans to be immediately due and payable, whereupon the Loans will become immediately due and payable; provided, that if an Event of Default described in Section 7.1(D) exists or occurs, the Loans shall automatically, without notice of any kind, become immediately due and payable.

7.2          Rights and Remedies Generally.  Subject to the subordination provisions of Section 8, upon the occurrence and continuance of an Event of Default, the Lender has, in addition to any other rights and remedies contained in this Agreement, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies are cumulative, and none exclusive, to the extent permitted by law.  Any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement in this Agreement does not affect its rights and does not waive, alter, affect, or prejudice any other right or remedy to which the Lender may be lawfully entitled for the same default or breach.

7.3          Waiver of Demand.  Demand, presentment, protest and notice of nonpayment are waived by the Borrower.  The Borrower also waives the benefit of all valuation, appraisal and exemption laws.

7.4          Marshalling; Payments Set Aside.  The Lender is under no obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Liabilities.  To the extent that the Borrower makes a payment or payments to the Lender or the Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied will be revived and continue in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.                                      SUBORDINATION.

8.1          Agreement to Subordinate.

(A)          Terms of Subordination.  The Lender and the Borrower agree that the lien granted by the Borrower hereunder to secure the Liabilities is subordinate, to the extent and in the manner set forth in this Agreement, to the lien of the First Mortgage Bond Indenture and any and all of the bonds outstanding from time to time thereunder (the “Senior Obligations”).  Notwithstanding the order or time of creation, acquisition, attachment, or the order, time, or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest or Lien on and against any of the Collateral or other assets of the Borrower, the Lender agrees that any Lien or security interest now or hereafter existing in and to the Collateral in favor of the Lender shall be and at all times remain subject and subordinate in all respects to any Lien or security interest which may now or hereafter at any time or from time to time be granted pursuant to the First Mortgage Bond Indenture on or in any or all of the Collateral as security for the Senior Obligations.

(B)          Further Assurances.  The Lender and the Borrower will, at the Borrower’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Bond Trustee may reasonably request, in order to protect any right or interest granted or purported to be granted by this Agreement or to enable the Bond Trustee to exercise and enforce its rights and remedies under this Agreement.

8.2          Administration of Collateral.  The Bond Trustee shall have complete and sole discretion in, and shall not be liable to the Lender for, determining how, when and in what manner the Bond Trustee administers the Senior Obligations or forecloses or otherwise realizes upon the Collateral or exercises any rights or remedies of a secured party or lien creditor or any other rights with respect to the Collateral or otherwise takes any action with respect thereto.  Without in any way limiting the foregoing, the Lender specifically acknowledges and agrees that the Bond Trustee may take such action as it deems appropriate to enforce the Senior Obligations and its Lien on and security interest in the Collateral, whether or not such action is beneficial or detrimental to the Lender’s interest.  The Lender agrees that it shall not take any action to foreclose or otherwise realize upon the Collateral or exercise any rights or remedies of a secured party with respect to the Collateral, unless and until the Senior Obligations have been paid in full.  Also without in any way limiting the foregoing, the Lender hereby expressly waives and releases any and all rights to have the Collateral or any part thereof marshaled upon any foreclosure, sale or other realization thereon.  There shall be no obligation on the part of the Bond Trustee, at any time, to resort for payment of the Senior Obligations to any obligor thereon or any guarantor thereof, or to any other person or corporation, their properties or estates, or to resort to any other collateral or any other rights or remedies whatsoever, and the Bond Trustee shall have the right to foreclose or otherwise realize upon the Collateral upon which it has a security interest irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing.

8.3          Delivery of Proceeds of Collateral.  So long as the Senior Obligations are outstanding, the Lender will without demand or request being made upon it deliver any parts or proceeds of the Collateral which shall come into its possession, control or custody to the Bond Trustee for application as set forth in the First Mortgage Bond Indenture.

8.4          Agreement Not to Contest.  The Lender hereby agrees that it shall not contest the validity, perfection, priority or enforceability of any security interest or Lien granted to the Bond Trustee pursuant to the First Mortgage Bond Indenture.

8.5          Release of Collateral.  The Lender agrees that in the event the Bond Trustee shall come into the possession, custody and control of any property or assets of the Borrower as the result of any security interest granted to secure the Senior Obligations, the Bond Trustee may, to the extent the Bond Trustee does not apply the same to the payment or partial payment of the Senior Obligations, release the same to or upon the order of the Borrower, without notice, or accounting for the same, to the Lender or any other person, firm or corporation whomsoever, it being specifically understood and agreed that any property so released shall remain subject to all claims of the Lender and the Bond Trustee thereto in accordance herewith.  Without limiting the foregoing, the Lender acknowledges and agrees that the Bond Trustee may from time to time in its discretion release proceeds of the Collateral in which the Bond Trustee has a security interest to the Borrower or otherwise deal with the Collateral in which the Bond Trustee has a security interest, without any notice or accounting to the Lender whatsoever.

8.6          Release of Security Interest.  The Lender agrees that, whether or not a default has occurred in payment of the Loans, its Lien on the Collateral or any portion thereof shall automatically be released ipso facto as to all indebtedness secured thereby owing to the Lender if, when and to the same extent that the Bond Trustee releases its Lien on such Collateral or portion thereof.  The Lender further hereby agrees to execute and deliver such further instruments and do such further acts as the Borrower or the Bond Trustee may deem necessary or proper to carry out more effectively the foregoing.

8.7          Obligations under this Agreement Not Affected.  Except as specifically described in this Agreement, nothing contained in this Agreement or in any Note is intended to or impairs, as between the Borrower, its creditors other than the Bond Trustee and the Lender, the obligations of the Borrower, which are absolute and unconditional, to pay to the Lender the Liabilities as and when they become due and payable in accordance with the terms of this Agreement, subject, however, to the terms of this Section 8.  Except as specifically described in this Agreement, nothing contained in this Agreement or in any Note is intended to or affects the relative rights of the Lender and creditors of the Borrower other than the Bond Trustee.

8.8          Bankruptcy.  The Lender agrees that in the event bankruptcy proceedings are instituted by or against the Borrower, the Bond Trustee may consent to the use of cash collateral or provide postpetition financing under section 364 of the United States Bankruptcy Code, 11 U.S.C. § 364, to the Borrower on such terms and conditions and in such amounts as the Bond Trustee, in its sole discretion, may decide.  The Lender waives any rights it may have under applicable law to object to such use of such cash collateral or postpetition financing.

8.9          Third Party Beneficiary.  The Bond Trustee shall be a third party beneficiary of this Section 8.

9.                                      MISCELLANEOUS.

9.1          Amendments and Waivers.  No modification or waiver of, nor any consent to the departure by the Borrower from, any provision of this Agreement will be effective unless it is in writing from the Lender and then such modification, waiver or consent will be effective only on the specific instance and for the purpose for which it is given.

9.2          Severability.  Wherever possible, each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under applicable law, such provision is ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

9.3          Notices.  Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered under this Agreement must be in writing and is deemed to have been validly served, given or delivered (i) three days after deposit in the United States mails, with proper postage prepaid, (ii) when sent after receipt of confirmation if sent by telecopy or other similar facsimile transmission, (iii) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (iv) when delivered, if hand delivered by messenger, all of which must be properly addressed to the party to be notified and sent to the address or number indicated on the signature page hereof or to such other address or number as each party designates to the other in the manner prescribed in this Section 9.3.

9.4          Counterparts.  This Agreement and any amendment or supplement to this Agreement or any waiver granted in connection with this Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart is deemed to be an original, but all such counterparts together constitute but one and the same Agreement.

9.5          Prior Agreements.  The terms and conditions set forth in this Agreement supersede all prior agreements, discussions, correspondence, memoranda and understandings (whether written or oral) of the Borrower and the Lender concerning or relating to the subject matter of this Agreement.

9.6          Successors and Assigns.  This Agreement is binding upon the Borrower and the Lender and their respective successors and assigns and inures to the benefit of the Borrower and the Lender and their respective successors and permitted assigns.  The Borrower has no right to assign its rights or delegate its duties under this Agreement, without the prior written consent of the Lender.  The Lender has the right to assign to any Affiliate of the Lender all or a portion of its rights and obligations under this Agreement.  Upon any such assignment by the Lender, (i) the assignee becomes a party to this Agreement and, to the extent of such assignment, has all rights and obligations of the Lender under this Agreement and (ii) the Lender will, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement.  The Borrower and the Lender agree to execute and deliver such documents, and to take such other actions, as the other party may reasonably request to accomplish the foregoing.

9.7          CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED FOR ALL PURPOSES IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.

*  *  *  *  *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KENTUCKY UTILITIES COMPANY

Address:	1 Quality Street
Lexington, Kentucky 40507
Attn: Treasurer
Facsimile:	502-627-4742

By:
Name:
Title:

FIDELIA CORPORATION

Address:	300 Delaware Avenue
Wilmington, Delaware 19801
Attn: Executive Vice President
Facsimile:	302-417-5913

By:
Name:
Title:

EXHIBIT A

FORM OF NOTE

$	Date:

FOR VALUE RECEIVED, on _______________ “Maturity Date”) the undersigned, KENTUCKY UTILITIES COMPANY, a Kentucky and Virginia corporation (the “Borrower”), unconditionally promises to pay to FIDELIA CORPORATION (the “Lender”), at the Lender’s office at 300 Delaware Avenue, Wilmington, Delaware  19801, or at such other place as the holder of this Note may from time to time designate in writing, in lawful money of the United States of America and immediately available funds, the principal sum of $___________.  This Note is referred to in and was executed and delivered under the Loan and Security Agreement dated as of August 15, 2003 (the “Loan Agreement”) between the Borrower and the Lender, to which reference is made for a more complete statement of the terms and conditions under which the loan evidenced by this Note was made and is to be repaid.  Capitalized terms used in this Note and not otherwise defined have the meanings assigned to such terms in the Loan Agreement.

Unless otherwise paid sooner under the provisions of Section 2.6(c) or 7.1 of the Loan Agreement, the principal indebtedness represented by this Note is payable on the Maturity Date.  The Borrower further promises to pay interest on the outstanding principal amount of the indebtedness represented by this Note from the date of this Note until payment in full at the applicable rates determined in accordance with Section 2.3(A) of the Loan Agreement.  Except as otherwise provided in the Loan Agreement, interest is payable quarterly in arrears not later than the last Business Day of each calendar quarter and is computed on the basis of a 360-day year consisting of twelve 30-day months.

If payment under this Note becomes due and payable on a Business Day, the due date of such payment is extended to the next succeeding Business Day.  In no contingency or event whatsoever will interest charged under this Note, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction, in a final determination, deems applicable to this Note.  In the event that such a court determines that the Lender has received interest under this Note in excess of the highest rate applicable to this Note, any such excess interest collected by the Lender is deemed to have been a repayment of principal and be so applied.

The obligations of the Borrower under this Note is secured by certain collateral as and to the extent set forth in the Loan Agreement.  This Note is subject to prepayment at the option of the Borrower as provided in the Loan Agreement.

DEMAND, PRESENTMENT, PROTEST AND NOTICE OF NONPAYMENT AND PROTEST ARE WAIVED BY THE BORROWER.

This Note has been delivered and is deemed to have been made, at Wilmington, Delaware and will be interpreted in accordance with the internal law as (as opposed to conflicts of law provisions) and decisions of the State of Delaware.  Whenever possible each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.  Whenever in this Note reference is made to the Lender or the Borrower, such reference is deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note are binding upon and inure to the benefit of said successors and assigns.  The Borrower’s successors and assigns include, without limitation, a receiver,  trustee or debtor-in-possession of or for the Borrower.

KENTUCKY UTILITIES COMPANY

By:

Title:

NOTE

$75,000,000.00	Date: August 15, 2003

FOR VALUE RECEIVED, on August 15, 2013 “Maturity Date”) the undersigned, KENTUCKY UTILITIES COMPANY, a Kentucky and Virginia corporation (the “Borrower”), unconditionally promises to pay to FIDELIA CORPORATION (the “Lender”), at the Lender’s office at 300 Delaware Avenue, Wilmington, Delaware  19801, or at such other place as the holder of this Note may from time to time designate in writing, in lawful money of the United States of America and immediately available funds, the principal sum of $75,000,000.  This Note is referred to in and was executed and delivered under the Loan and Security Agreement dated as of August 15, 2003 (the “Loan Agreement”) between the Borrower and the Lender, to which reference is made for a more complete statement of the terms and conditions under which the loan evidenced by this Note was made and is to be repaid.  Capitalized terms used in this Note and not otherwise defined have the meanings assigned to such terms in the Loan Agreement.

Unless otherwise paid sooner under the provisions of Section 2.6(c) or 7.1 of the Loan Agreement, the principal indebtedness represented by this Note is payable on the Maturity Date.  The Borrower further promises to pay interest on the outstanding principal amount of the indebtedness represented by this Note from the date of this Note until payment in full at the applicable rates determined in accordance with Section 2.3(A) of the Loan Agreement.  Except as otherwise provided in the Loan Agreement, interest is payable quarterly in arrears not later than the last Business Day of each calendar quarter and is computed on the basis of a 360-day year consisting of twelve 30-day months.

If payment under this Note becomes due and payable on a Business Day, the due date of such payment is extended to the next succeeding Business Day.  In no contingency or event whatsoever will interest charged under this Note, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction, in a final determination, deems applicable to this Note.  In the event that such a court determines that the Lender has received interest under this Note in excess of the highest rate applicable to this Note, any such excess interest collected by the Lender is deemed to have been a repayment of principal and be so applied.

The obligations of the Borrower under this Note is secured by certain collateral as and to the extent set forth in the Loan Agreement.  This Note is subject to prepayment at the option of the Borrower as provided in the Loan Agreement.

1

DEMAND, PRESENTMENT, PROTEST AND NOTICE OF NONPAYMENT AND PROTEST ARE WAIVED BY THE BORROWER.

This Note has been delivered and is deemed to have been made, at Wilmington, Delaware and will be interpreted in accordance with the internal law as (as opposed to conflicts of law provisions) and decisions of the State of Delaware.  Whenever possible each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.  Whenever in this Note reference is made to the Lender or the Borrower, such reference is deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note are binding upon and inure to the benefit of said successors and assigns.  The Borrower’s successors and assigns include, without limitation, a receiver,  trustee or debtor-in-possession of or for the Borrower.

KENTUCKY UTILITIES COMPANY

By:

2